Mr. Boor's non-derivative securities owned beneficially are comprised of the following securities with such grants, vests, forfeitures and sales occurring since Mr. Boor last filed a Section 16 report with regards to this Issuer’s securities with the U.S. Securities and Exchange Commission on February 26, 2025: (a) 1,760 shares were forfeited to the Issuer on February 17, 2026 in connection with the satisfaction of tax liabilities incurred upon the vesting of performance restricted stock units ("PRSUs") granted on February 13, 2023 (b) as determined by the Issuer's Compensation Committee ( the "Committee''), the final tranche, 6,251 PRSUs, granted on February 13, 2023 vested on February 13, 2026 due to the achievement of performance goals for the period ended December 31, 2025 (2,701 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (c) 3,587 shares were forfeited to the Issuer on February 17, 2026 in connection with the satisfaction of tax liabilities incurred upon the vesting of restricted stock granted on February 13, 2023; (d) 1,540 shares were forfeited to the Issuer on February 23, 2026 in connection with the satisfaction of tax liabilities incurred upon the vesting of PRSUs granted on February 21, 2024; (e) as determined by the Issuer's Committee, the second tranche of PRSUs, 4,255 PRSUs, granted on February 21, 2024 vested on February 23, 2026 due to the achievement of performance goals for the period ended December 31, 2025 (1,751 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (f) 3,372 shares were forfeited to the Issuer on February 23, 2026 in connection with the satisfaction of tax liabilities incurred upon the vesting of restricted stock granted on February 21, 2024; (g) as determined by the Issuer's Committee, 9,775 PRSUs granted on February 19, 2025 vest in three equal annual installments beginning on February 19, 2026, based on the Issuer achieving performance goals for the period ended December 31, 2025 (1,342 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (h) as determined by the Issuer's Committee, the first tranche of PRSUs, 3,415 PRSUs, granted on February 19, 2025 vested on February 19, 2026, the remaining 6,520 PRSUs granted on February 19, 2025 will vest dependent on the achievement of performance goals for the periods ended December 31, 2026 and December 31, 2027, and the final amount will be based on the percentage of attainment reached (1,406 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (i) 5,079 PRSUs granted on February 18, 2025 reached an attainment of 102% so an aggregate of 5,196 shares vested in full on February 18, 2026 (2,139 of the resulting shares were sold to satisfy tax liabilities incurred, upon vesting); (j) 2,682 shares were forfeited to the Issuer on February 20, 2026 in connection with the satisfaction of tax liabilities incurred upon the vesting of restricted stock granted on February 19, 2025; (k) a restricted stock award for 22,250 RSUs vesting in three equal annual installments beginning on February 17, 2027; and (l) the following sales on: (i) October 31, 2025 of 31,827 shares; (ii) November 4, 2025 of 9,985 shares; (iii) February 18, 2026 of 11,193 shares; (iv) February 23, 2026 of 3,057; (v) February 24, 2026 of 17,287 shares; and (vi) May 4, 2026 of 30,000 shares. All restricted stock awards and PRSUs granted are subject to continued employment.